UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 8, 2006
LEAR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11311 (Commission File Number)	13-3386776 (IRS Employer Identification Number)

21557 Telegraph Road, Southfield, Michigan (Address of principal executive offices)	48034 (Zip Code)
(248) 447-1500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Lear Corporation (“Lear” or the “Company”) is filing this Form 8-K/A to amend certain disclosure contained in Lear’s Amended Current Report on Form 8-K/A filed on January 25, 2006 regarding Lear’s results of operations for the fourth quarter and full year 2005.
Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition.
     On January 25, 2006, Lear announced its results of operations for the fourth quarter and full year 2005 (the “Original Earnings Release”). On March 8, 2006, the Company announced in a press release that it was advised by a major customer of retroactive pricing adjustments associated with a particular vehicle program for shipments made prior to 2006. Certain payments due to Lear in 2006 were withheld as a result of these pricing adjustments. The vehicle program involved in this matter is no longer in production. Lear disagrees with the proposed pricing adjustments and intends to dispute and seek recovery of the amounts improperly withheld.
     While commercial discussions with the customer are ongoing, Lear’s management has adjusted previously announced financial results to establish a reserve for this matter. The adjustment decreased both fourth quarter and full year 2005 net sales by $6.0 million and increased both fourth quarter and full year 2005 net loss by $6.0 million. The impact on basic and diluted net loss per share was $0.09 for both the fourth quarter and full year 2005.
     A copy of the press release announcing the adjustment is being furnished as Exhibit 99.1 to this amended current report and is incorporated herein by reference.
     The Original Earnings Release contained Lear’s Consolidated Statements of Operations for the three months and twelve months ended December 31, 2005 and 2004, Consolidated Balance Sheets as of December 31, 2005 and 2004, and certain Supplemental Data Pages (collectively, the “Statements”). The Statements have been revised to reflect the impact of this adjustment and are being furnished as Exhibit 99.2 to this amended current report and are incorporated herein by reference.
Use of Non-GAAP Financial Information
     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout Exhibit 99.2 to this current report, the Company has provided information regarding “pretax income excluding impairments, restructuring and other special charges” and “free cash flow” (each, a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.
     Management believes that pretax income excluding impairments, restructuring and other special charges is a useful measure in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that pretax income excluding impairments, restructuring and other special charges is useful to both management and investors in their analysis of the Company’s results of operations and provides improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.
     Neither pretax income excluding impairments, restructuring and other special charges nor free cash flow should be considered in isolation or as a substitute for pretax income (loss), net income (loss), net cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.
     For a reconciliation of pretax income excluding impairments, restructuring and other special charges to pretax loss as determined by generally accepted accounting principles and a reconciliation of free cash flow to net cash provided by operating activities, see the Supplemental Data Pages contained in Exhibit 99.2 to this current report.
     The information in this Item 2.02 and in Exhibits 99.1 and 99.2 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1	Press Release issued March 8, 2006, furnished herewith.

Exhibit 99.2	Lear Corporation and Subsidiaries Consolidated Statements of Operations, Consolidated Balance Sheets and Supplemental Data Pages, furnished herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation
Date: March 8, 2006	By:	/s/ Matthew J. Simoncini
		Name:	Matthew J. Simoncini
		Title:	Vice President of Global Finance

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press Release issued March 8, 2006, furnished herewith.

Exhibit 99.2	Lear Corporation and Subsidiaries Consolidated Statements of Operations, Consolidated Balance Sheets and Supplemental Data Pages, furnished herewith.

5